Exhibit 99.1

Ozop Surgical Corp Provides Corporate Update and Outlook for 2019

WEST PALM BEACH, FL - - (Marketwired - - March 18, 2019) - - Ozop Surgical Corp. (OTCQB:OZSC), a provider of premium surgical devices in the rapidly growing field of minimally invasive spine surgery, today released the following corporate update and outlook for 2019 from Michael Chermak, Chief Executive Officer and Chairman.

As a way of introduction; Ozop Surgical Corp invents, designs, develops, manufactures and distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties.

I began this endeavor a few years ago spurred by the convergence of several factors driving the healthcare industry. First, rising costs showing little sign of slowing down and second, demographics portend increased demand as demand rises exponentially with age. Concurrently, the average operating margin for hospitals is 2.8% (1), while nearly 44% of rural hospitals are losing money(2). This reality places great stress on hospitals while reimbursement schemes are increasingly placing the financial risk on provider organizations. We believe that strategies that can measurably reduce cost in the healthcare industry without sacrificing patient care or outcomes will be rewarded and, in some cases, may be critical to the financial viability of provider organizations. Concurrent to these trends, surgery is inexorably moving toward minimally invasive surgery (MIS). Witness the impact over the last 20 years in general surgery (gall bladder, appendix) cardiothoracic (stents, valve replacement and bypass procedures) and orthopedics (knees, shoulders and hips). The impact of MIS is well documented including lower cost, fewer complications, faster recovery and less pain. Spine surgery is lagging for the simple reality that most procedures call for rather large objects (interbodies) to be placed inside the human body. A large object historically called for a large opening. But what if we could place an object through a small opening, that can be enlarged after inserted? This is routinely done in millions of patients per year using medical quality balloons, whether it is for the opening arteries or the fixing of broken bones. Fortunately for us we were able to secure a compelling IP portfolio created by a brilliant neurosurgeon to repurpose existing technologies, material and procedures, to solve a significant and costly problem – spinal fusion. This update lays out or most recent past milestones, while laying out our 2019 operating objectives.

Our corporate strategy revolves around combining spinal access and interbody implantation using a less invasive approach than what is currently available to spine surgeons. The goal is to combine single use sterile packed implants with disposable approach instruments such as endoscopes, shavers, and other ancillary prep instruments. The use of disposable instrumentation which is sterile packed is becoming the standard due to the ease of use with disposable kits and concerns about resterilization, especially in the Ambulatory Surgical Center (ASC) setting. Each kit will be specific to the procedure, eliminating waste and allowing for a more efficient procedure. Performing the whole procedure through a small working channel has the potential to decrease operative time and the risk of infection while allowing for a faster return to activities of daily living. The potential cost savings are substantial and measurable.

(1)	Beckers Hospital Review
(2)	National Rural Health Association 2018 Rural Health Policy Institute

Key events 2018

•	Went public – after years as an EU based company we redomiciled in Delaware in February of 2018, and subsequently acquired Spinus LLC. This gave us exclusive licensing rights to a rich IP portfolio as well as an FDA approved spine product line. In April we merged into a public entity and changed our symbol to OZSC.
•	During 2018, we expanded our management team and engaged advisors. We added Thomas McLeer as Chief Operating Officer. Tom has over 30 years of experience in the spine industry at the senior operating level. We also added advisors in public markets and investment relations.
•	We began development of an enhanced expandable ALIF (anterior lumbar interbody fusion) implant with initial designs and prototypes completed. This product is easier to insert and use than other competitive products. We will complete design and testing in the first half of 2019 and anticipate FDA approval in the second half of 2019.
•	In late 2018 we began the process of ordering a variety of spine fusion sets in order to evaluate any needed enhancements and begin surgeon evaluations. These sets have begun to arrive in Q1 2019, and are being strategically placed and should begin to be used in surgeries during Q2 2019. These sets include the traditional ALIF instruments needed for such surgeries.
•	In December 2018 we successfully uplisted to the OTCQB on OTC Markets. This was an important step for us as a ‘34 Act, fully reporting public company.

Key planned events 2019

•	As we continue to evaluate our IP portfolio, we plan to broaden the scope of our claims as it relates to balloon technology for fusion and motion preservation in the disc.
•	Initiate IR program to build liquidity in our stock – we will kick off our investment relations program to build investor and market awareness of our company.
•	Upcoming trade shows/presentations – we plan to present our company at select and targeted venues, starting with the MicroCap conference April 1 and 2 in New York City. We believe it is important to raise our visibility with brokers, investment bankers and market makers. Other events are in the planning stages and will be announced as they come up.
•	Begin core spine fusion sales, including the new expandable ALIF and scale this program using our existing surgeon/distributor relationships. This includes evaluating our implant offering to insure it meets surgeon needs and upgrading the instrumentation as needed. Depending on the complexity of the changes we will file for additional FDA 510K approvals as needed.
•	Determine focus and strategy for spine scope program.
•	Build out our Clinical Advisory Board with nationally recognized spine surgeons.
•	Independent board of directors, in the future, we will build our board of directors by adding independent members with critical experience in the Nasdaq uplist process, deep experience in public markets, and senior level experience in our industry. Uplist to Nasdaq is our ultimate goal to enable us to access the institutional investor sector and further enhance the liquidity of our stock.

Ongoing Balloon Lumbar Interbody Fusion (“BLIF”) Development (2019/2020)

Broad milestones for the development of our BLIF technology include:

•	Ongoing filing of additional IP as development continues
•	Establish an experienced team of surgeons and industry experts to develop the approach, delivery, and the implant for the BLIF system
•	Finalize the list of appropriate polymers for the balloon and the interbody implant and begin testing
•	Develop prototypes and conduct testing and labs as needed to validate the concept from incision to closure
•	Complete all necessary testing for FDA submission and identify appropriate substantially equivalent devices.
•	Upon approval we will build sets, finalize a robust training regimen, and begin our alpha launch at key centers.

In summary, we are happy with our accomplishments to date and realize we have a lot of work ahead of us to achieve our goals and objectives for 2019 and beyond. I thank all of our shareholders and investors for the confidence they have shown in our Company and I look forward to not only growing our shareholder base and other relationships, but to also make a significant impact on those suffering back pain as well as on the healthcare industry as a whole.

About Ozop Surgical Corp.

Ozop Surgical, Corp. (www.ozopsurgical.com) invents, designs, develops, manufactures and distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties. Our focus is on economically disrupting the market with clinically equivalent or superior existing and new products resulting in immediate and significant savings for providers, payors and consumers. For more information please visit www.ozopsurgical.com.

Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations:

Ted Haberfield

President

MZ Group - MZ North America

(760) 755-2716

thaberfield@mzgroup.us

www.mzgroup.us